Exhibit 23.1

Consent of Deloitte & Touche LLP, Independent Accountants of Kintana

We consent to the incorporation by reference in Registration Statement Nos. 33-71018, 33-74728, 33-95178, 333-09913, 333-27951, 333-62125, 333-81401, 333-94837, 333-47140, 333-56316, 333-61786, 333-83064, 333-98031, 333-103214, 333-106646, and 333-108266 on Form S-8 and No. 333-106515 on Form S-3 of Mercury Interactive Corporation of our report dated June 5, 2003 on the consolidated financial statements of Kintana, Inc. and subsidiaries for the year ended December 31, 2002, appearing in this Current Report on Form 8-K/A of Mercury Interactive Corporation.

/s/ Deloitte & Touche LLP

San Jose, California

October 31, 2003